UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b)(c), AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. __) *

Meritage Hospitality Group Inc.
(Name of Issuer)

Common Shares, $.01 par value
(Title of Class of Securities)

     59000K 10 1
(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]   Rule 13d-1(b)

[X]   Rule 13d-1(c)

[  ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))

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CUSIP NO.  59000K 10 1             Schedule 13D                Page 2 of 3 Pages
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   1     NAME OF REPORTING PERSONS

         JB Resources, LLC

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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                       (b)  [X]

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   3     SEC USE ONLY

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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Michigan
---- ---------------------------------------------------------------------------
                            5     SOLE VOTING POWER

                                     500,000
        NUMBER           -------------------------------------------------------
       OF SHARES            6     SHARED VOTING POWER
     BENEFICIALLY
        OWNED                        0
       BY EACH           -------------------------------------------------------
      REPORTING             7     SOLE DISPOSITIVE POWER
     PERSON WITH
                                     500,000
                         -------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                     0
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  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         500,000
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  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.1%
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  14     TYPE OF REPORTING PERSON

         OO
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Item 1(a)	Name of Issuer: Meritage Hospitality Group Inc.

Item 1(b)	Address of Issuer's Principal Executive Office: 1971 Beltline Ave., N.E., Suite 200 Grand Rapids, Michigan 49525

Item 2(a)	Name of Person Filing: JB Resources, LLC

Item 2(b)	Address of Principal Business Office: 32 Market Ave., S.W., Suite 500 Grand Rapids, MI 49503

Item 2(c)	Citizenship: U.S.A.

Item 2(d)	Title of Class of Securities: Common Shares, $0.01 par value

Item 2(e)	CUSIP Number: 59000K 10 1

Item 3	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b), check whether the Person Filing is a: N/A

Item 4	Ownership: (a) See Item 9 of cover page. (b) See Item 11 of cover page. (c) See Items 5-8 of cover page.

     The shares in Items 5, 7 and 9 include 250,000 Meritage common shares owned directly by JB Resources and 250,000 Meritage common shares underlying warrants which are exercisable within 60 days.

Item 5	Ownership of 5% or Less of Class: N/A

Item 6	Ownership of More Than 5% on Behalf of Another Person: N/A

Item 7	Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company: N/A

Item 8	Identification and Classification of Members of the Group: N/A

Item 9	Notice of Dissolution of Group: N/A

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 28, 2004	/s/ Michael J. Moeddel ————————————————————————— Michael J. Moeddel, as Power of Attorney for JB Resources, LLC